EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release August 29, 2018

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net income of $1.3 million or $0.16 diluted earnings per share for the year ended June 30, 2018, which represents a $388,000 or 41.5% increase from the year ended June 30, 2017. The increase in earnings year over year was due primarily to reduced federal income taxes and increased non-interest income.

The Company reported a federal income tax benefit of $37,000 for the fiscal year just ended compared to a federal income tax expense of $513,000 for the fiscal year ended June 30, 2017, a decrease of $550,000 or 107.2%. The decrease in income tax expense was primarily related to a change in income tax law, which reduced the top income tax rate for corporations beginning January 1, 2018. Under U.S. Generally Accepted Accounting Principles the effect of changes in tax laws or rates is recognized in income tax expense in the period in which the legislation is enacted. The Company recognized an income tax benefit of approximately $218,000 related to lower tax rates expected to be applied to its net deferred tax liabilities in the future. Non-interest income increased $329,000 or 90.9% to $691,000 for the fiscal year ended June 30, 2018 primarily because of an increase in earnings on bank-owned life insurance (“BOLI.”) During the fiscal year the Company received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual. Net interest income decreased $134,000 or 1.4% from $9.9 million for the prior year end to $9.7 million for the recent year end due to interest expense on funding sources increasing at a faster pace than interest income on interest-earning assets. Interest income increased $570,000 or 5.0% to $11.9 million for the fiscal year just ended, while interest expense increased $704,000 or 48.3% to $2.2 million for the twelve months ended June 30, 2018. Interest income for the fiscal year increased primarily due to higher levels of interest-earning assets for the period, as average interest-earning assets increased $13.7 million or 5.1% to $285.4 million for the twelve months ended June 30, 2018. Interest expense increased primarily due to higher interest rates paid on deposits and Federal Home Loan Bank (“FHLB”) advances. The average interest rate paid on funding sources increased 27 basis points to 0.92% for the year just ended. Management expects the banks’ net interest margins will continue to tighten for two primary reasons. Mortgage loan competition has intensified in our central Kentucky market area. In addition, the Federal Open Market Committee of the Federal Reserve Bank Board of Governors is expected to continue increasing short-term interest rates, which in turn impacts the bank’s funding sources, including local deposits, FHLB advances and some other wholesale sources. As such, we expect our cost of funds to continue to rise. Non-interest expense increased $414,000 or 4.9% to $8.9 million for the 2018 fiscal year compared to the 2017 fiscal year primarily due to higher costs associated with the Company’s defined benefit retirement (“DB”) plan. The Company is required to maintain minimum funding levels for the DB plan or be subject to various limitations. Contributions to the DB plan totaled $957,000 for the twelve month period just ended, an increase of $263,000 or 37.8% compared to the prior year period. Various factors contribute to increased costs of the DP plan including a long period of low interest rates, higher administrative fees and higher Pension Benefit Guarantee Corporation premiums. Provision for loan losses decreased $57,000 or 23.6% to $185,000 for the year just ended.

The Company reported net income of $12,000 or $0.00 diluted earnings per share for the three months ended June 30, 2018, a decrease of $204,000, or 94.4% compared to $216,000 or $0.02 per share for the three months ended June 30, 2017. The decrease in net profit was due to an increase in non-interest expense, which increased $290,000 or 13.7% to $2.4 million for the recently-ended quarter, due primarily to higher costs associated with the Company’s DB plan. Contributions to the DB plan totaled $437,000 for the quarterly period just ended, an increase of $263,000 or 151.3% compared to the prior year quarter. Net interest income decreased $39,000 or 1.6% to $2.4 million for the quarterly period ended June 30, 2018 compared to the prior year quarter. Provision for loan losses totaled $78,000 for the quarter just ended compared to $20,000 for the three months ended June 30, 2017, an increase of $58,000 or 290.0%. Non-interest income increased $30,000 or 107.1% to $58,000 for the three months ended June 30, 2018, due primarily to positive REO results. Downward valuation adjustments for REO decreased in the recently-ended quarter compared to the prior year period, while net gain on sales of REO increased slightly between the comparable periods. The Company reported a federal income tax benefit of $33,000 for the quarterly period just ended compared to a federal income tax expense of $120,000 for the prior year quarter ended June 30, 2017, a decrease of $153,000 or 127.5%.

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At June 30, 2018, total assets were $318.4 million, an increase of $9.9 million, or 3.2%, from the $308.5 million total at June 30, 2017. The increase in total assets was related primarily to an increase in loans, net, which increased $12.1 million or 4.7% to $270.3 million at June 30, 2018. At June 30, 2018, total liabilities were $251.2 million, an increase of $9.9 million, or 4.1%, from total liabilities at June 30, 2017. The increase in total liabilities was related primarily to an increase in deposits.

At June 30, 2018, the Company reported its book value per share as $7.97.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2018 the Company had approximately 8,444,515 shares outstanding, of which approximately 56.0% was held by First Federal MHC.

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SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2018	2017
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$9,943	$12,804
Interest-bearing time deposits in other financial institutions	5,692	4,201
Investment Securities	1,050	1,558
Loans Receivable, net	270,310	258,244
Real estate acquired through foreclosure	710	358
Other Assets	30,689	31,320
Total Assets	$318,394	$308,485

Liabilities
Deposits	$195,653	$182,845
FHLB Advances	53,052	55,780
Deferred revenue	558	578
Other Liabilities	1,928	2,136
Total Liabilities	251,191	241,339

Shareholders’ Equity	67,203	67,146

Total Liabilities and Equity	$318,394	$308,485

Book Value Per Share	$7.97	$7.95

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$11,886	$11,316	$3,033	$2,853
Interest Expense	2,161	1,457	630	411
Net Interest Income	9,725	9,859	2,403	2,442
Provision for Losses on Loans	185	242	78	20
Non-interest Income	691	362	58	28
Non-interest Expense	8,945	8,531	2,404	2,114
Income (Loss) Before Income Taxes	1,286	1,448	(21)	336
Income Tax Expense (Benefit)	(37)	513	(33)	120
Net Income	$1,323	$935	$12	$216

Earnings per share:
Basic and diluted	$0.16	$0.11	$0.00	$0.02

Weighted average outstanding shares:
Basic and diluted	8,366,521	8,345,422	8,373,614	8,354,938

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